EXHIBIT 12.4

               SOUTHWESTERN ELECTRIC POWER COMPANY
               RATIO OF EARNINGS TO FIXED CHARGES
         FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1995
                    (Thousands except Ratio)
                           (Unaudited)


Operating Income                                                $166,324

Adjustments:
  Federal and state income taxes                                  29,233
  Provision for deferred Federal and
    state income taxes                                            17,561
  Deferred investment tax credits                                 (4,717)
  Other income and deductions                                      3,175
  Allowance for borrowed and equity funds
    used during construction                                      10,285
  Interest portion of financing leases                             1,978

        Earnings                                                $223,839


Fixed Charges:
  Interest on long-term  debt                                   $ 44,127
  Amortization of debt issuance cost                               3,558
  Other interest                                                   6,560
  Interest portion of financing leases                             1,978

        Fixed  Charges                                          $ 56,223


Ratio of Earnings to Fixed Charges                                  3.98